UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 1-K

ANNUAL REPORT

ANNUAL REPORT PURSUANT TO REGULATION A OF THE SECURITIES ACT OF 1933

For the fiscal year ended December 31, 2021.

286 Lenox Partners LLC

Regal 286 Lenox LLC

(Exact name of registrant as specified in its charter)

Commission File Number: 024-11632

Delaware (State or other jurisdiction of incorporation or organization) Delaware (State or other jurisdiction of incorporation or organization)	87-1060100 (I.R.S. Employer Identification No.) 84-3468296 (I.R.S. Employer Identification No.)

330 5th Avenue, Suite 802 New York, New York (Address of principal executive offices)	10001 (Zip Code)

(646) 685-8778

Registrant’s telephone number, including area code

Units of LLC Interest

(Title of each class of securities issued pursuant to Regulation A)

Part II.

STATEMENTS REGARDING FORWARD-LOOKING INFORMATION

We make statements in this Annual Report on Form 1-K (“Annual Report”) that are forward-looking statements within the meaning of the federal securities laws. The words “outlook,” “believe,” “estimate,” “potential,” “projected,” “expect,” “anticipate,” “intend,” “plan,” “seek,” “may,” “could” and similar expressions or statements regarding future periods are intended to identify forward-looking statements. These forward-looking statements involve known and unknown risks, uncertainties and other important factors that could cause our actual results, performance or achievements, or industry results, to differ materially from any predictions of future results, performance or achievements that we express or imply in this Annual Report or in the information incorporated by reference into this Annual Report.

The forward-looking statements included in this Annual Report are based upon our current expectations, plans, estimates, assumptions and beliefs that involve numerous risks and uncertainties. Assumptions relating to the foregoing involve judgments with respect to, among other things, future economic, competitive and market conditions and future business decisions, all of which are difficult or impossible to predict accurately and many of which are beyond our control. Although we believe that the expectations reflected in such forward-looking statements are based on reasonable assumptions, our actual results and performance could differ materially from those set forth in the forward-looking statements. Factors which could have a material adverse effect on our operations and future prospects include, but are not limited to:

●	unforeseen events beyond our control, such as terrorist attacks, health concerns, including pandemics and epidemics such as COVID-19, imposition of taxes and surcharges by regulatory authorities, travel related restrictions, accidents and unusual weather patterns, including natural disasters such as hurricanes, tornadoes or earthquakes;

●	changes in economic conditions generally and the real estate markets specifically;

●	increased interest rates and operating costs;

●	our failure to obtain necessary outside financing;

●	our level of debt and the terms and limitations imposed on us by our debt agreements;

●	our ability to retain our executive officers and other key personnel of our Manager and its affiliates;

●	expected rates of return provided to investors;

●	the ability of our Manager and its affiliates to operate the property;

●	our ability to retain and hire competent employees and appropriately staff our operations;

●	legislative or regulatory changes impacting our business or our assets (including changes in the Securities and Exchange Commission (“SEC”) guidance related to Regulation A (“Regulation A”) of the Securities Act of 1933, as amended (the “Securities Act”), or the Jumpstart Our Business Startups Act of 2012 (the “JOBS Act”));

●	our ability to implement effective conflicts of interest policies and procedures among the various real estate investment opportunities sponsored by our Manager;

●	our compliance with applicable local, state and federal laws, including the Investment Advisers Act of 1940, as amended (the “Advisers Act”), the Investment Company Act and other laws; and

●	changes to U.S. generally accepted accounting principles (“U.S. GAAP”).

Any of the assumptions underlying forward-looking statements could be inaccurate. You are cautioned not to place undue reliance on any forward-looking statements included in this Annual Report. All forward-looking statements are made as of the date of this Annual Report and the risk that actual results will differ materially from the expectations expressed in this Annual Report will increase with the passage of time. Except as otherwise required by the federal securities laws, we undertake no obligation to publicly update or revise any forward-looking statements after the date of this Annual Report, whether as a result of new information, future events, changed circumstances or any other reason. In light of the significant uncertainties inherent in the forward-looking statements included in this Annual Report, including, without limitation, the risks described under “Risk Factors,” the inclusion of such forward-looking statements should not be regarded as a representation by us or any other person that the objectives and plans set forth in this Annual Report will be achieved.

1

Item 1.	Business

BUSINESS

General

286 Lenox Partners LLC is a Delaware limited liability company that was organized to acquire a membership interest (the “Interest”) in Regal 286 Lenox LLC, a Delaware limited liability company (“OpCo”). OpCo’s sole asset is the Property described below.

The Property

The Property includes a mixed-use retail/office building located at 286 Lenox Avenue, New York, New York, which is in a retail corridor in Harlem at the intersection of Lenox Avenue and 125th Street. The Building consists of three office floors and one retail floor (plus the basement) which comprise approximately 13,560 square feet of office space and 5,200 square feet of retail space. The Building was built in 2019 and its foundation consists of concrete slab-on grade, with continuous perimeter reinforced concrete spread footing and interior isolated spread footing and column pads. The structural system consists of steel frame/concrete, exterior walls with exposed façades that are finished with a two-tone gray insulated, horizontal metal panel system with accent bands between the windows and vinyl framed, double glazed, double-hung and casement windows. The Building is currently occupied by three tenants: Wells Fargo Bank, N.A., Child Mind Institute, Inc. and Visiting Nurse Services of New York, each subject to long-term lease agreements described below.

OpCo has a 99-year ground lease for the Land on which the Building has been constructed that expires on July 30, 2115. The annual rent payment on the ground lease is $480,000 for each 12-month period from August 1, 2021 through July 31, 2026 and will increase to $528,000 for each 12-month period from August 1, 2026 through July 31, 2031. The annual rent will increase by 10% for each subsequent five-year period through the 50th anniversary of the lease. For the five-year period between years 51 and 55, the annual rental rate will be the greater of (1) a 10% increase in the rental rate at the beginning of such period and (2) the increase in the rental rate based on the CPI since the inception of the lease. Thereafter, the rent will increase by 10% for each five-year period until the expiration of the lease. The Building qualifies for certain abatements of property taxes under the New York City Industrial and Commercial Abatement Program. See “OpCo Business and Growth Plan”.

The Property Leases

The Property is currently subject to three lease agreements pursuant to which 100% of the leasable space in the Building is occupied.

Wells Fargo Lease. On March 19, 2018, Wells Fargo Bank, N.A. entered into a 10-year lease to occupy the ground floor and basement of the Building, totaling 5,200 square feet. The annual rent under the lease agreement is $563,500 up to and including September 30, 2024, which amount increases to $633,938 for each 12-month period commencing on October 1, 2024 and ending on September 30, 2029. Wells Fargo has the option to extend the term of the lease for four (4) five-year periods following the applicable termination date upon 180 days’ prior written notice, with the rental rates for such extended periods being set at the then fair market value.

Wells Fargo Bank, N.A., the primary subsidiary of Wells Fargo & Company, is a financial services company that provides a diversified set of banking, investment and mortgage products and services, as well as consumer and commercial finance throughout the U.S., District of Columbia, and internationally. Per Wells Fargo’s Form 10-K for fiscal year ended December 2020, the company had a headcount of 268,531 employees, and Wells Fargo Bank, N.A. had assets of $1.8 trillion.

Child Mind Institute Lease. On February 22, 2019, Child Mind Institute, Inc. and Child Mind Medical Practice, PLLC (together, “Child Mind Institute”) entered into a 10-year lease to occupy the second floor of the Building, totaling 4,489 square feet. The annual rent under the lease agreement is $219,507 for the 12-month period ending December 31, 2022, with 2% annual increases for each 12-month period thereafter until December 31, 2024. The rent for the period from January 1, 2025 through December 31, 2025 increases to $250,898, with the rent increasing by 2% for each 12-month period thereafter. The lease expires on December 31, 2029; however, Child Mind Institute has the option to extend the term of the lease for one (1) five-year period following the initial termination date upon 180 days’ prior written notice, with the rental rate for such extended period being set at the then fair market value. Child Mind Institute also has the right to terminate the lease during the 60th month of the lease, with such termination, if elected, occurring following the 72nd month of the lease term.

Child Mind Institute was founded in New York in 2009 as an independent, not-for-profit organization dedicated to transforming the lives of children and families struggling with mental health and learning disorders. Child Mind Institute works to advance the science of the developing brain and empower parents, professionals, and policymakers to support children when they need it most. They currently operate three locations in New York and one in San Francisco, California.

Visiting Nurse Services Lease. On July 13, 2018, Visiting Nurse Services of New York (“Visiting Nurse Services”) entered into a 10-year lease to occupy the third and fourth floors of the Building, totaling 9,070 square feet. The annual rent under the lease agreement is $443,512 for the 12-month period ending August 31, 2022, with 2% annual increases for each 12-month period thereafter until August 31, 2024. The rent for the period from September 1, 2024 through August 31, 2025 increases to $506,939, with the rent increasing by 2% for each 12-month period thereafter. The lease expires on July 31, 2029; however, Visiting Nurse Services has the option to extend the term of the lease for one (1) five-year period following the initial termination date upon 180 days’ prior written notice, with the rental rate for such extended period being set at the then fair market value. Visiting Nurse Services also has a right of first offer on the space on the second floor of the Building, exercisable upon the termination of the existing lease with Child Mind Institute.

Visiting Nurse Service of New York was founded in 1893 and is the largest not-for-profit home- and community-based health care organization in the United States, serving the five boroughs of New York City, and Nassau, Suffolk, and Westchester Counties. Visiting Nurse Services focuses on promoting the health and well-being of patients and families by providing expert, cost-effective care in their homes and communities. Visiting Nurse Services has approximately 13,000 employees, and in 2020 served over 106,000 patients and over one million clinical visits.

Under each of these leases, the tenants are responsible for the maintenance and repair of their leased premises and for all costs for cleaning and trash removal. In addition, each tenant is required to pay for its electricity usage and the cost of any excess water usage (over ordinary lavatory and pantry amounts) and is also responsible for costs associated with the ordinary maintenance of the Building’s HVAC units. Each tenant is also responsible to pay its pro rate portion (based on square footage) of any increases in property taxes on the Building over its initial tax assessment.

2

Existing Indebtedness

On December 31, 2020, OpCo entered into a Leasehold Mortgage Consolidation, Modification and Extension Agreement (the “Loan Agreement”) with TD Bank, N.A. (the “Lender”), which provides for a loan of $7 million, bearing interest at LIBOR plus 1.80% per annum (subject to the transition to a “Benchmark Replacement” upon the occurrence of a “Benchmark Transition Event” (as such terms are defined in the Loan Agreement)). OpCo has entered into an interest rate swap agreement with the Lender pursuant to which the interest on the loan has been fixed at 2.341% per annum until maturity. The loan matures on January 10, 2026. OpCo is obligated to make monthly payments of interest and principal, with the principal payments being based on a 25-year amortization period with a balloon payment of approximately $5.93 million plus accrued and unpaid interest due at maturity. All unpaid principal and interest is due and payable on the maturity date. The loan may be prepaid in whole or in part at any time, subject to payment of any accrued interest and any breakage costs incurred by the Lender.

The loan is secured by, among other things, a mortgage granting the Lender a first priority lien on the Property. The loan agreement contains customary affirmative and negative covenants for loans of this type, including limitations on indebtedness, liens and change in control. The loan agreement also requires OpCo to maintain a loan-to-value ratio of 62% and a “Debt Yield” (defined as net income, subject to certain adjustments, divided by the aggregate amount of indebtedness outstanding) of 9.00%, calculated annually as of December 31st of each year. Upon the occurrence of an “Event of Default” (in most cases a default that is not remedied during the applicable cure period) under the Loan Agreement, the loan will, at the option of the Lender, becomes due and payable without notice or demand.

Property Management Agreement

The day-to-day operations of the Building are managed by Regal Property Management LLC (the “Property Manager”), an affiliate of OpCo, pursuant to the terms of a management agreement between OpCo and the Property Manager (the “Property Management Agreement”). The annual management fee payable to the Property Manager under this agreement is three percent (3%) of gross revenue of OpCo, paid monthly. The Property Management Agreement automatically renews from year to year unless either party sends a 90-day prior written notice to the other party that it desires to terminate the agreement at the end of the applicable year. The responsibilities of the Property Manager under the Property Management Agreement include, among other things:

●	Performing rental and other income collections from tenants and payment of operating expenses;
●	Analyzing and paying bills received for services, work and supplies ordered in connection with operating and maintaining the Property;
●	Repairing and maintaining the Property in a good state of repair and condition, and make purchases of and payment for any repairs, maintenance, furnishing, or equipment as deemed necessary; and
●	Furnishing monthly operating statements, bank statements, financial statements, and Property status updates.

3

Operating Strategy

The Company believes the macroeconomics of the current capital landscape and the trends within the neighborhood in which the Building is located present an intriguing commercial real estate investment opportunity. The Building’s neighborhood has experienced a period of growth driven by private investments and public initiatives. In recent years, substantial amounts of money have been invested into Harlem by private equity firms. A major planned project in proximity to the Building is the Urban League Empowerment Center, which is a 414,000 square foot mixed-use tower, including 105,000 square feet of retail space to be anchored by Target and Trader Joe’s, and 73,000 square feet of office space. The $242 million project will also consist of 170 units of affordable housing, the “Urban Civil Rights Experience Museum” and the headquarters for the National Urban League, a non-profit advocacy group for African Americans and other underserved urban residents. We also believe new zoning laws, including the Special 125th Street District, will increase the desirability of development in the area through initiatives to develop visual and performing arts facilities, while preserving the historic rowhouse aesthetics.

We also believe that the OpCo Manager’s operating strategy will further enhance the value of the Building in the following ways:

1.	Creditworthiness of Tenants. Wells Fargo is subject to a ten-year lease, with rent increases every five years. The lease is backed by the credit of Wells Fargo Bank, N.A., which has a corporate long-term issuer rating of Aa2/A+/AA– (Moody’s/S&P/Fitch). Additionally, as of December 31, 2021, all three tenants are current on their rent obligations with no abatements or missed payments.
2.	Long-Term Commitment of Tenants with Specific Focus on Healthcare. All three tenants at the Building signed leases with initial terms of ten years (although Child Mind Institute has a termination right at the end of the fifth year). Child Mind Institute and Visiting Nurse Services are both non-profit healthcare tenants that rely on providing services to the surrounding neighborhood. The Building’s location provides each of these tenants the convenience of accessibility to current patients they serve with excellent opportunities to grow and access new potential patients.
3.	Lower Projected Capital Expenditures. The Building was acquired immediately following its completion in 2019 and is considered to be in excellent condition. According to a property condition report that the OpCo Manager received in October 2019, there are no projected capital expenditures for the next 12 years. Nonetheless, OpCo may decide to retain a portion of the lease revenues for planned capital improvements or unplanned capital expenditures, as well as leasing costs that may arise.
4.	Well-Located in an Improving Submarket. The Building is located in a neighborhood that has seen substantial growth and redevelopment in recent years through private investments and public initiatives thereby creating long-term value for properties in the area. The Building is located in the retail corridor at the corner of Lenox Avenue and 125th Street and is in proximity to a number of vibrant properties and demand drivers, including Whole Foods, museums and several recently-developed residential towers.

4

OpCo Business and Growth Plan

The OpCo Manager believes that its operating strategy will enhance the value of the Building and provide long-term cash flow to the Company. OpCo’s operating strategy consists of the following elements:

Actively manage the relationships with existing tenants

The Building is currently 100% leased to three tenants. OpCo intends to actively manage these existing relationships to ensure long-term retention. Pursuant to the terms of the leases, Wells Fargo has four five-year extension options, and each of Child Mind Institute and Visiting Nurse Services has one five-year extension option. See “Description of the Property—The Property Leases” on page 17.

Retain earnings for future capitals expenditures and leasing costs.

OpCo acquired the Building immediately following its completion in 2019 and considers it to be in excellent condition. According to a property condition report that OpCo received in October 2019, there are no projected capital expenditures for the next 12 years. Nonetheless, OpCo may decide to retain a portion of the lease revenues for planned capital improvements or unplanned capital expenditures, as well as a leasing costs that may arise.

Maintain eligibility for tax abatement under ICAP.

In February 2021, the New York City Department of Finance approved the Property’s eligibility for property tax abatement under the Industrial and Commercial Abatement Program (“ICAP”). The abatement is applicable for 25 years for 93.3% of the Building and 15 years for 6.67% of the Building, with inflation protection. OpCo intends to take all steps necessary to remain eligible for the tax abatement for the entire 25-year period.

5

Item 2.	Management’s Discussion and Analysis of Financial Condition and Results of Operations

This Management’s Discussion and Analysis of Financial Condition and Results of Operations contains forward-looking statements. You should not place undue reliance on forward-looking statements, and you should consider carefully the statements made elsewhere in this Annual Report that identify important factors that could cause actual outcomes to differ from those expressed or implied in our forward-looking statements, and that could materially and adversely affect our business, operating results and financial condition.

This Management’s Discussion and Analysis should be read together with the financial statements and notes thereto, included elsewhere in this Annual Report.

This Management’s Discussion and Analysis of Financial Condition and Results of Operations contains forward-looking statements. You should not place undue reliance on forward-looking statements, and you should consider carefully the statements made in “Risk Factors” and elsewhere in this Form 1-K that identify important factors that could cause actual outcomes to differ from those expressed or implied in our forward-looking statements, and that could materially and adversely affect our business, operating results and financial condition.

This Management’s Discussion and Analysis should be read together with the financial statements and notes thereto, included elsewhere in this Form 1-K.

Overview

The Company was formed on June 8, 2020 and has conducted no operations other than those related to our organization and the preparation of this offering. The Company will not conduct any business activities except for administrative functions and activities relating to monitoring the Interest. The Company has not generated any revenues and has relied on LEX Markets LLC to provide funding for its operations to date. The Company’s lack of operating history makes it difficult for potential investors to evaluate the potential success of its business and to assess its future viability.

Assuming the successful completion of this offering and the consummation of the transactions contemplated by the Contribution Agreement, all of the Company’s revenues will be comprised of distributions received from OpCo relating to the Interest.

Liquidity and Capital Resources

The Company completed its offering of units of limited liability interest on March 29, 2022 and used the proceeds to acquire a 40.65% Interest in OpCo. As of the date of this Form 1-K, the Company’s assets consist of its 40.65% Interest in OpCo.

As indicated in the financial statements included elsewhere in this Form 1-K, as of December 31, 2021, the Company assets consisted of $250 in cash.

Subsequent Events

On March 29, 2022, the Company completed its offering and raised $1,783,250. As of the date of closing, the Company acquired 40.65% Interest in OpCo as contemplated by the Contribution Agreement between the Company and OpCo, dated as of March 29, 2022.

Distributions

The following table shows the historical quarterly distributions made by OpCo to its sole member, 286 Regal Lenox Venture LLC. The distribution amounts below do not include distributions in relation to capital events, primarily the approximately $1.23 million in proceeds returned as capital as part of the Loan Agreement with the Lender.

Effective Date	3/31/2021	6/30/2021	9/30/2021	12/31/2021
Distribution Amount	$109,208	$109,208	$109,208	$-

OpCo has not declared any distributions for the first quarter ending March 31, 2022; however, a distribution of $54,604 was declared and paid in January 2022 for the fourth quarter of 2021. Pursuant the terms of the Contribution Agreement, OpCo distributed $1,673,327 of the proceeds paid to OpCo by the Company for the acquisition of the Interest to 286 Regal Lenox Venture LLC, OpCo’s sole member prior to the acquisition of the Interest, in April 2022.

Item 3.	Directors and Officers

General

Because the Issuers are organized as limited liability companies, they do not have a “board of directors.” The Manager and the OpCo Manager perform the function of a board of directors for the Company and OpCo, respectively. Under the terms of the respective operating agreements, the Company and OpCo have agreed to limit the liability of the Manager and the OpCo Manager, respectively, and to indemnify the Manager and the OpCo Manager, respectively, against certain liabilities. The Manager will not receive any compensation for its services as the managing member of the Company.

6

As of March 29, 2022, Regal 286 Lenox Venture LLC, a Delaware limited liability company (“Lenox Venture”), owns 59.35% of OpCo. The Manager, in addition to being OpCo Manager, is also the managing member of Lenox Venture. The Manager is 50% owned by TJDJ. C. LLC, a Delaware limited liability company wholly owned by Joey Cohen, and 50% owned by AKE Smith LLC, a Delaware limited liability company wholly-owned by Alexander Smith.

Regal Capital Acquisitions LLC (the Manager and the OpCo Manager) is a real estate investment firm with a track record of buying, managing and selling commercial real estate assets in New York City. The firm was formed in 2019 to help manage part of the legacy portfolio of the family office of Elyahu Cohen and has since grown into a fully integrated, independent firm. The Manager’s portfolio currently consists of five properties located in the states of New York, Florida and Pennsylvania, with an aggregate estimated value of approximately $80 million. The Manager invests primarily with a focus in retail, office, hospitality, and industrial properties and manages its assets with the goal of producing consistent cash flow through the period of ownership.

Certain information regarding the executive officers of the Manager and the OpCo Manager and other significant individuals, and their positions, ages and terms of office, as applicable, are as follows:

Name	Position (1)	Age
Alexander Smith	Managing Partner	32
Joey Cohen	Managing Partner	24
Sean Dainese	Director	32

(1)	The business address of each of Messrs. Smith, Cohen and Dainese is 330 5th Avenue, Suite 802, New York, New York 10001.

Alexander Smith, Managing Partner. Mr. Smith joined the family office in 2016 and co-founded the OpCo Manager in 2019 where he is now a Managing Partner. He is responsible for strategically scaling the firm’s portfolio as well as investment activities, including sourcing, structuring and executing transactions. Prior to joining the OpCo Manager, Mr. Smith worked engaged in real estate acquisition and brokerage transactions throughout the New York City market. He maintains his real estate license in the State of New York. Mr. Smith began is real estate career by co-founding New Columbia Capital which focuses on multi-family acquisitions in eastern Pennsylvania. He graduated from George Washington University with a Bachelor of Arts degree in Political Science and Government.

Joey Cohen, Managing Partner. Mr. Cohen began his career in 2016 with the family office and co-founded the OpCo Manager in 2019 where he is now a Managing Partner. He acts as the representative of the interests of the family office of Elayhu Cohen. Mr. Cohen is responsible for both property and asset management as well as capital raising.

Sean Dainese, Director. Mr. Dainese joined the OpCo Manager in 2020 as Director of Acquisitions & Investor Relations. He is responsible for deal negotiations, underwriting and establishing relationships with capital partners. Prior to joining the OpCo Manager, Mr. Dainese was an investment sales broker with Lee & Associates NYC. He maintains his real estate license in the State of New York. Prior to working in the real estate industry full time, Mr. Dainese worked Accenture in Washington DC where he managed an eight-member team within the Client Financial Management sector. Mr. Dainese began his real estate career by co-founding New Columbia Capital which focuses on multi-family investments in eastern Pennsylvania. He is an active investor in a bar and restaurant group in Washington DC, which opened its first venture, Service Bar DC, in 2016. Mr. Dainese graduated from Penn State University with a Bachelor of Science degree in Finance, as well as minors in Economics and Information Systems Management.

None of Messrs. Smith, Cohen and Dainese has acted as a sponsor of any prior investment program for which a date and time period for the liquidation of the program were disclosed in the offering materials.

Item 4.	Security Ownership of Management and Certain Securityholders

The following table cites the beneficial ownership of the Units as of March 29, 2022 for each person or group that holds more than 10% of the Units, for each executive officer and the executive officers as a group. Because the Company is organized as a limited liability company, it does not have a “board of directors.”

The Company’s voting securities consist solely of the Units.

Beneficial ownership is determined in accordance with SEC rules and generally includes sole or shared voting or investment power with respect to voting securities. Affiliates of the Company and the Manager may purchase Units in this offering, but only at the same price and on the same terms as other investors in this offering. We will not reserve any portion of the Units being offered for sale in this offering for sale to any of the foregoing or any other person.

Title of Class	Name and Address of Owner(1)	Number of Units	Amount Acquirable	Percent of Class
Units	Regal Capital Acquisitions LLC	1	N/A	*

(1)	The business address of the Manager is 330 5th Avenue, Suite 802, New York, New York 10001. Messrs. Smith and Cohen, as the managing partners of the Manager, exercise control over the Unit held by the Manager and, as a result, may be deemed to be the beneficial owners of the Unit.

* Less than 1%.

Item 5.	Interest of Management and Others in Certain Transactions

For further details, please see Note 3 “Related Party Transactions,” in Item 7, 286 Lenox Partners LLC Financial Statements.

Item 6.	Other Information

None

7

Item 7.	Financial Statements

286 Lenox Partners LLC

(A Delaware Limited Liability Company)

Financial Statements

For the Period from July 9, 2021 through December 31, 2021

(With Independent Auditors’ Report Thereon)

8

286 Lenox Partners LLC

(A Delaware Limited Liability Company)

Table of Contents

December 31, 2021

F-1

Independent Auditors’ Report

To the Member of

286 Lenox Partners LLC

Opinion

We have audited the financial statements of 286 Lenox Partners LLC, which comprise the balance sheet as of December 31, 2021, and the related statements of operations, changes in member’s equity, and cash flows for the period from July 9, 2021 to December 31, 2021, and the related notes to the financial statements.

In our opinion, the accompanying financial statements present fairly, in all material respects, the financial position of 286 Lenox Partners LLC as of December 31, 2021, and the results of its operations and its cash flows for the period from July 9, 2021 to December 31, 2021, in accordance with accounting principles generally accepted in the United States of America.

Basis for Opinion

We conducted our audit in accordance with auditing standards generally accepted in the United States of America (GAAS). Our responsibilities under those standards are further described in the Auditors’ Responsibilities for the Audit of the Financial Statements section of our report. We are required to be independent of 286 Lenox Partners LLC and to meet our other ethical responsibilities, in accordance with the relevant ethical requirements relating to our audit. We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our audit opinion.

Responsibilities of Management for the Financial Statements

Management is responsible for the preparation and fair presentation of the financial statements in accordance with accounting principles generally accepted in the United States of America, and for the design, implementation and maintenance of internal control relevant to the preparation and fair presentation of financial statements that are free from material misstatement, whether due to fraud or error.

In preparing the financial statements, management is required to evaluate whether there are conditions or events, considered in the aggregate, that raise substantial doubt about 286 Lenox Partners LLC’s ability to continue as a going concern within one year after the date that the financial statements are available to be issued.

Auditors’ Responsibilities for the Audit of the Financial Statements

Our objectives are to obtain reasonable assurance about whether the financial statements as a whole are free from material misstatement, whether due to fraud or error, and to issue an auditors’ report that includes our opinion. Reasonable assurance is a high level of assurance but is not absolute assurance and therefore is not a guarantee that an audit conducted in accordance with GAAS will always detect a material misstatement when it exists. The risk of not detecting a material misstatement resulting from fraud is higher than for one resulting from error, as fraud may involve collusion, forgery, intentional omissions, misrepresentations or the override of internal control. Misstatements are considered material if there is a substantial likelihood that, individually or in the aggregate, they would influence the judgment made by a reasonable user based on the financial statements.

Baker Tilly US, LLP trading as Baker Tilly is a member of the global network of Baker Tilly International Ltd., the members of which are separate and independent legal entities.

F-2

In performing an audit in accordance with GAAS, we:

●	Exercise professional judgment and maintain professional skepticism throughout the audit.

●	Identify and assess the risks of material misstatement of the financial statements, whether due to fraud or error, and design and perform audit procedures responsive to those risks. Such procedures include examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements.

●	Obtain an understanding of internal control relevant to the audit in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of 286 Lenox Partners LLC’s internal control. Accordingly, no such opinion is expressed.

●	Evaluate the appropriateness of accounting policies used and the reasonableness of significant accounting estimates made by management, as well as evaluate the overall presentation of the financial statements.

●	Conclude whether, in our judgment, there are conditions or events, considered in the aggregate, that raise substantial doubt about 286 Lenox Partners LLC’s ability to continue as a going concern for a reasonable period of time.

We are required to communicate with those charged with governance regarding, among other matters, the planned scope and timing of the audit, significant audit findings and certain internal control-related matters that we identified during the audit.

Tysons, Virginia

April 25, 2022

F-3

286 Lenox Partners LLC

(A Delaware Limited Liability Company)

Balance Sheet

December 31, 2021

Assets:
Cash	$250

Total assets	250

Member’s equity
Common Units; 1 unit issued and outstanding	250

Total liabilities and member’s equity	$250

See notes to financial statements.

F-4

286 Lenox Partners LLC

(A Delaware Limited Liability Company)

Statement of Operations

For the Period from July 9, 2021 through December 31, 2021

Revenues	$-

Operating Expenses	-

Net income (loss)	$-

See notes to financial statements.

F-5

286 Lenox Partners LLC

(A Delaware Limited Liability Company)

Statement of Member’s Equity

For the Period from July 9, 2021 through December 31, 2021

Member’s equity - July 9, 2021	$-

Contributions	250

Net income (loss)	-

Member’s equity - December 31, 2021	$250

See notes to financial statements.

F-6

286 Lenox Partners LLC

(A Delaware Limited Liability Company)

Statement of Cash Flows

For the Period from July 9, 2021 through December 31, 2021

Cash flows from operating activities:
Net income (loss)	$-

Cash flows from financing activities:
Contributions	250

Net change in cash	250

Cash at the beginning of period	-

Cash at the end of period	$250

See notes to financial statements.

F-7

286 Lenox Partners LLC

(A Delaware Limited Liability Company)

Notes to the Financial Statements

December 31, 2021

NOTE 1 -	ORGANIZATION AND NATURE OF OPERATIONS

286 Lenox Partners LLC (the “Company”) was formed on June 8, 2020 as a Delaware limited liability company and is a partnership for U.S. federal income tax purposes. The Company was organized for the sole purpose of acquiring a membership interest in Regal 286 Lenox LLC, a Delaware limited liability company (“OpCo”). OpCo’s sole asset is a four-story with basement building, which is occupied by one retail and two office tenants. The Company is managed by Regal Capital Acquisitions LLC (the “Manager”), which is also the manager of OpCo (“OpCo Manager”).

The Company received its initial capital contribution on July 9, 2021. The Company filed an offering statement on September 9, 2021 on Form 1-A with the U.S. Securities and Exchange Commission (“SEC”) with respect to an offering (the “Offering”) of limited liability company units (“Units”), for an initial offering price of $250.00 per Unit. As of December 31, 2021, the Company has issued one Unit to the Manager, for a purchase price of $250. The Company will remain in existence until liquidated in accordance with the terms of its Limited Liability Company Agreement (the “Operating Agreement”).

The Offering qualified as a “Tier 2” offering pursuant to Regulation A promulgated under the Securities Act of 1933, as amended, or the Securities Act.

The Company’s fiscal year end is December 31.

NOTE 2 -	SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Basis of Presentation

The accompanying financial statements and related notes of the Company have been prepared on the accrual basis of accounting and conform to accounting principles generally accepted in the United States of America (“U.S. GAAP”) and Article 8 of Regulation S-X of the rules and regulations of the SEC.

Estimates

The preparation of the financial statements in conformity with U.S. GAAP requires management to make estimates and assumptions that affect the amounts reported in the balance sheet and accompanying notes. Actual results could materially differ from those estimates.

Cash

Cash may at times exceed the Federal Deposit Insurance Corporation deposit insurance limit of $250,000 per institution. The Company has not experienced any losses in such accounts and believes it is not exposed to any significant credit risk.

F-8

286 Lenox Partners LLC

(A Delaware Limited Liability Company)

Notes to the Financial Statements

December 31, 2021

(continued)

Organizational and Offering Costs

Organizational and offering costs of the Company are being paid on behalf of the company by LEX Markets LLC (the “Placement Agent”). These organizational and offering costs include all expenses to be paid by the Company in connection with the formation of the Company and the qualification of the Offering. The offering expenses also includes the distribution of Units, including, without limitation, expenses for printing, and amending offering statements or supplementing offering circulars, mailing and distributing costs, telephones, internet and other telecommunications costs, charges of experts and fees, expenses and taxes related to the filing and qualification of the sale of shares under U.S. federal and state laws, including taxes and fees and accountants’ and attorneys’ fees. OpCo has agreed to pay the Placement Agent a fee equal to 3% of the gross proceeds of the Units sold in the Offering.

This Offering is being made on a “best efforts” basis, which means that no one is committed to purchasing any shares in the Offering. OpCo has engaged the Placement Agent to act as the exclusive placement agent in connection with the Offering. The Placement Agent is not obligated to purchase any shares or sell a specific number of Units, but will use its commercially reasonable “best efforts” to solicit purchases of the Units.

Taxable Income

Section 7704 of the Internal Revenue Code provides that publicly traded partnerships will, as a general rule, be taxed as corporations. However, an exception, referred to as the “Qualifying Income Exception,” exists with respect to publicly traded partnerships of which 90% or more of the gross income for every taxable year consists of “qualifying income.” Qualifying income includes dividends, interest (other than from a financial business), real property rents, gain from the sale of real property and gains from the sale or other disposition of capital assets held for the production of income that otherwise constitutes qualifying income.

The Company intends to operate such that it will meet the Qualifying Income Exception in each taxable year and expects not to pay any U.S. federal income tax.

NOTE 3 -	RELATED-PARTY TRANSACTIONS

Management

Regal 286 Lenox Venture LLC, a Delaware limited liability company (“Lenox Venture”), was the sole member of OpCo as of December 31, 2021. The Manager, in addition to being OpCo Manager, is also the managing member of Lenox Venture. The Manager is 50% owned by TJDJ. C. LLC, a Delaware limited liability company wholly-owned by Joey Cohen, and 50% owned by AKE Smith LLC, a Delaware limited liability company wholly-owned by Alexander Smith.

F-9

286 Lenox Partners LLC

(A Delaware Limited Liability Company)

Notes to the Financial Statements

December 31, 2021

(continued)

NOTE 3 -	RELATED-PARTY TRANSACTIONS (Continued)

The Company is organized as a limited liability company that does not have a board of directors. The Manager performs the function of a board of directors. Pursuant to the Operating Agreement, the Manager will have complete and exclusive discretion in the management and control of the Company’s affairs and business, subject to the requirement to obtain consent for certain actions, and shall possess all powers necessary, convenient or appropriate to carrying out the Company’s purposes and business, including doing all things and taking all actions necessary to carry out the terms and provisions of each of the foregoing agreements.

The Manager will not receive any compensation for its services as the managing member of the Company. However, the day-to-day operations of the building are managed by Regal Property Management LLC (the “Property Manager”), a related party affiliated to the Manager, pursuant to the terms of a management agreement between OpCo and the Property Manager. The annual management fee payable to the Property Manager under this agreement is 3% of annual gross income of OpCo, as provided.

NOTE 4 -	SUBSEQUENT EVENTS

The Company has evaluated subsequent events through April 25, 2022, the date the financial statements were available to be issued.

On March 29, 2022, the Company issued 7,133 common units for net proceeds of $1,783,250, which has been used to acquire a 40.65% interest in OpCo.

F-10

Regal 286 Lenox LLC

(A Delaware Limited Liability Company)

Financial Statements

For the Year Ended December 31, 2021 and the Period from March 13, 2020 (Commencement of Operations) through December 31, 2020

(With Independent Auditors’ Report Thereon)

F-11

Regal 286 Lenox LLC

(A Delaware Limited Liability Company)

Table of Contents

December 31, 2021 and 2020

F-12

Independent Auditors’ Report

To the Member of

Regal 286 Lenox LLC

Opinion

We have audited the financial statements of Regal 286 Lenox LLC, which comprise the balance sheets as of December 31, 2021 and 2020, and the related statements of operations, member’s equity, and cash flows for the year ended December 31, 2021 and for the period from March 13, 2020 (commencement of operations) to December 31, 2020, and the related notes to the financial statements.

In our opinion, the accompanying financial statements present fairly, in all material respects, the financial position of Regal 286 Lenox LLC as of December 31, 2021 and 2020, and the results of its operations and their cash flows for the year ended December 31, 2021 and for the period from March 13, 2020 (commencement of operations) to December 31, 2020, in accordance with accounting principles generally accepted in the United States of America.

Basis for Opinion

We conducted our audits in accordance with auditing standards generally accepted in the United States of America (GAAS). Our responsibilities under those standards are further described in the Auditors’ Responsibilities for the Audit of the Financial Statements section of our report. We are required to be independent of Regal 286 Lenox LLC and to meet our other ethical responsibilities, in accordance with the relevant ethical requirements relating to our audits. We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our audit opinion.

Responsibilities of Management for the Financial Statements

Management is responsible for the preparation and fair presentation of the financial statements in accordance with accounting principles generally accepted in the United States of America, and for the design, implementation and maintenance of internal control relevant to the preparation and fair presentation of financial statements that are free from material misstatement, whether due to fraud or error.

In preparing the financial statements, management is required to evaluate whether there are conditions or events, considered in the aggregate, that raise substantial doubt about Regal 286 Lenox LLC’s ability to continue as a going concern within one year after the date that the financial statements are available to be issued.

Auditors’ Responsibilities for the Audit of the Financial Statements

Our objectives are to obtain reasonable assurance about whether the financial statements as a whole are free from material misstatement, whether due to fraud or error, and to issue an auditors’ report that includes our opinion. Reasonable assurance is a high level of assurance but is not absolute assurance and therefore is not a guarantee that an audit conducted in accordance with GAAS will always detect a material misstatement when it exists. The risk of not detecting a material misstatement resulting from fraud is higher than for one resulting from error, as fraud may involve collusion, forgery, intentional omissions, misrepresentations or the override of internal control. Misstatements are considered material if there is a substantial likelihood that, individually or in the aggregate, they would influence the judgment made by a reasonable user based on the financial statements.

Baker Tilly US, LLP trading as Baker Tilly is a member of the global network of Baker Tilly International Ltd., the members of which are separate and independent legal entities.

F-13

In performing an audit in accordance with GAAS, we:

●	Exercise professional judgment and maintain professional skepticism throughout the audit.

●	Identify and assess the risks of material misstatement of the financial statements, whether due to fraud or error, and design and perform audit procedures responsive to those risks. Such procedures include examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements.

●	Obtain an understanding of internal control relevant to the audit in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of Regal 286 Lenox LLC’s internal control. Accordingly, no such opinion is expressed.

●	Evaluate the appropriateness of accounting policies used and the reasonableness of significant accounting estimates made by management, as well as evaluate the overall presentation of the financial statements.

●	Conclude whether, in our judgment, there are conditions or events, considered in the aggregate, that raise substantial doubt about Regal 286 Lenox LLC’s ability to continue as a going concern for a reasonable period of time.

We are required to communicate with those charged with governance regarding, among other matters, the planned scope and timing of the audit, significant audit findings and certain internal control-related matters that we identified during the audit.

Tysons, Virginia

April 25, 2022

F-14

Regal 286 Lenox LLC

(A Delaware Limited Liability Company)

Balance Sheets

December 31, 2021 and 2020

	2021	2020
Assets:
Real estate, net	$9,334,501	$9,578,807
Cash	117,207	395,117
Security deposits	300,522	425,209
Restricted cash	-	1,983,650
Prepaid expenses and other assets	58,324	126,854
Accounts receivable	24,838	13,784
Deferred rent receivable	213,898	100,070
Origination value of acquired leases, net	1,088,177	1,230,635

Total assets	$11,137,467	$13,854,126

Liabilities and member’s equity

Liabilities:
Mortgage note payable, net	$6,737,828	$6,909,992
Related-party note payable	-	850,000
Accounts payable, accrued expenses and other liabilities	99,049	113,777
Deferred ground lease payable	1,497,536	677,188
Accrued interest	13,727	-
Security deposits payable	425,209	425,209
Derivative liability	149,035	69,803
Distribution payable	-	173,550
Acquired unfavorable ground lease, net	280,272	283,268

Total liabilities	9,202,656	9,502,787

Commitments and contingencies

Member’s equity	1,934,811	4,351,339

Total liabilities and member’s equity	$11,137,467	$13,854,126

F-15

Regal 286 Lenox LLC

(A Delaware Limited Liability Company)

Statements of Operations

For the Year Ended December 31, 2021 and the Period from March 13, 2020

(Commencement of Operations) through December 31, 2020

	2021	2020
Revenues:
Rental income	$1,330,245	$1,066,242
Tenant reimbursement income	11,779	13,784
Other income	172	-

Total revenues	1,342,196	1,080,026

Expenses:
Ground lease	1,262,353	1,011,268
Depreciation and amortization	386,764	306,188
Interest expense	185,032	240,994
Loss on debt extinguishment	-	144,786
Unrealized loss on interest rate swap	79,232	69,803
Property taxes	64,888	36,143
General and administrative expenses	66,313	34,520
Management fees	35,605	29,513
Insurance	15,043	21,725
Repairs and maintenance	61,943	13,642
Utilities	40,254	1,955

Total expenses	2,197,427	1,910,537

Net loss	$(855,231)	$(830,511)

F-16

Regal 286 Lenox LLC

(A Delaware Limited Liability Company)

Statements of Member’s Equity

For the Year Ended December 31, 2021 and the Period from March 13, 2020

(Commencement of Operations) through December 31, 2020

Balance, March 13, 2020	$-

Contributions from Member	5,602,000

Distributions to Member	(420,150)

Net loss	(830,511)

Balance, December 31, 2020	$4,351,339

Distributions to Member	(1,561,297)

Net loss	(855,231)

Balance, December 31, 2021	$1,934,811

F-17

Regal 286 Lenox LLC

(A Delaware Limited Liability Company)

Statements of Cash Flows

For the Year Ended December 31, 2021 and the Period from March 13, 2020

(Commencement of Operations) through December 31, 2020

	2021	2020
Cash flows from operating activities:
Net loss	$(855,231)	$(830,511)
Adjustments to reconcile net loss to net cash provided by operating activities:
Depreciation and amortization	386,764	306,188
Amortization of acquired unfavorable ground lease	(2,996)	(2,372)
Amortization of loan financing fees	17,748	26,970
Loss on debt extinguishment	-	144,786
Unrealized loss on interest rate swap	79,232	69,803
Deferred rent receivable	(113,828)	(100,070)
Deferred ground lease payable	820,348	677,188
Change in operating assets and liabilities:
Accounts receivable	(11,054)	(13,784)
Prepaid expenses and other assets	65,529	(123,854)
Accounts payable, accrued expenses and other liabilities	(14,728)	113,777
Accrued interest	13,727	-
Security deposits payable	-	425,209

Net cash provided by operating activities	385,511	693,330

Cash flows from investing activities:
Acquisition of real estate	-	(10,829,990)

Cash used in investing activities	-	(10,829,990)

Cash flows from financing activities:
Deferred financing cost	528	(261,764)
Proceeds from mortgage note payable	-	7,000,000
Principal payments on mortgage note payable	(190,439)	-
(Payments for) proceeds from related-party note payable	(850,000)	850,000
Contributions from member	3,000	5,599,000
Distributions to member	(1,734,847)	(246,600)

Net cash (used in) provided by financing activities	(2,771,758)	12,940,636

Net change in cash and restricted cash	(2,386,247)	2,803,976

Cash and restricted cash at beginning of period	2,803,976	-

Cash and restricted cash at end of period	$417,729	$2,803,976

Supplemental disclosures of cash flow information:
Cash paid for interest	$150,150	$217,431

Supplemental disclosure of non-cash financing activities:
Accrued distributions	$-	$173,550
Contribution receivable	$-	$3,000

F-18

Regal 286 Lenox LLC

(A Delaware Limited Liability Company)

Notes to Financial Statements

December 31, 2021 and 2020

NOTE 1 –	ORGANIZATION AND NATURE OF OPERATIONS

Regal 286 Lenox LLC (the “Company”) was formed on November 15, 2019 as a Delaware limited liability company. The term of the Company shall continue indefinitely, unless the Company is earlier dissolved by the occurrence of events more fully described in the limited liability company agreement.

The purpose of the Company is to acquire and operate a mixed-use commercial building located at 286 Lenox Avenue, New York, New York (the “Property”). The Property is a four-story with basement building, which is occupied by one retail and two office tenants. The Property was acquired on March 13, 2020 (commencement of operations) and is subject to a ground lease that expires on July 30, 2115.

Income, losses and distributions from the Company are allocated 100% to Regal 286 Lenox Venture LLC (the “Member”). Regal Capital Acquisitions LLC (“RCA”) is the manager of the Member, which also acts as the manager of the Company.

A member of a limited liability company is not liable for debts, obligations, or other liabilities of the limited liability company by reason of being such a member.

The Company’s operations and financial performance are subject to certain business risks and uncertainties that include changes in economic conditions, rapid changes in the real estate market, and competition for mixed-use commercial buildings in the local marketplace, among others.

NOTE 2 –	SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Basis of Presentation

The accompanying financial statements have been prepared in accordance with U.S. generally accepted accounting principles (“GAAP”). The preparation of the financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. Application of these estimates and assumptions requires the exercise of judgment as to future uncertainties and, as a result, actual results could differ from those estimates.

Cash and Restricted Cash

At various times during the year, the Company has maintained cash balances in excess of federally insured limits. The Company believes it mitigates this risk by banking with major financial institutions.

Restricted cash consists of monies restricted for the benefit of the Company’s lender under the terms of the debt agreements.

F-19

Regal 286 Lenox LLC

(A Delaware Limited Liability Company)

Notes to Financial Statements

December 31, 2021 and 2020

(Continued)

NOTE 2 –	SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

Cash and Restricted Cash (Continued)

The following table provides a reconciliation of cash and restricted cash within the balance sheets to the sum of the corresponding amounts within the statements of cash flows reported:

	December 31, 2021	December 31, 2020

Cash	$117,207	$395,117
Security deposits	300,522	425,209
Restricted cash	-	1,983,650
Cash and restricted cash	$417,729	$2,803,976

Accounts Receivable

Accounts receivable are stated at the amount management expects to collect from outstanding balances. Management provides for probable uncollectible amounts through a charge to earnings and a credit to an allowance for doubtful accounts based on its assessment of the current status of individual accounts. Balances that are still outstanding after management has used reasonable collection efforts are written-off through a charge to the allowance and a credit to accounts receivable. At December 31, 2021 and 2020, the Company considers accounts receivable to be fully collectible.

Accounting for Real Estate

Real estate is carried at cost less accumulated depreciation. Leasehold improvements is stated at cost and is depreciated on a straight-line basis over an estimated useful life of 40 years. On a continuous basis, management assesses whether there are any indicators, including property operating performance, changes in anticipated holding period and general market conditions, that the value of the real estate properties (including any related amortizable intangible assets or liabilities) may be impaired. A property value is considered impaired only if management’s estimate of current and projected operating cash flows (undiscounted and unleveraged) of the Property over its remaining hold period is less than the net carrying value of the Property. Such cash flow projections consider factors such as expected future operating income, trends and prospects, as well as the effects of demand, competition and other factors. To the extent impairment has occurred, the carrying value of the Property would be adjusted to an amount to reflect the estimated fair value of the Property. The Company’s estimates could differ materially from actual results. The Company did not recognize any impairment losses on real estate during the year ended December 31, 2021 and the period from March 13, 2020 (commencement of operations) through December 31, 2020.

F-20

Regal 286 Lenox LLC

(A Delaware Limited Liability Company)

Notes to Financial Statements

December 31, 2021 and 2020

(Continued)

NOTE 2–	SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

Accounting for Real Estate (Continued)

Acquisitions of real estate not meeting the definition of a business are accounted for as asset acquisitions and the purchase price and direct acquisition costs are allocated among the identified components based on their relative fair values at the date of acquisition. The Company allocates the purchase price of acquired real estate to the acquired tangible assets, consisting of leasehold improvements and identified intangible assets and liabilities, consisting of other value of in-place leases and value of unfavorable ground lease.

In allocating the purchase price to identified intangible assets and liabilities of an acquired property, the value of above-market and below-market leases is estimated based on the present value of the difference between the contractual amounts, including fixed-rate, below-market lease renewal options, to be paid pursuant to the leases and management’s estimate of the market lease rates and other lease provisions (i.e., expense recapture, base rental changes, etc.) measured over a period equal to the estimated remaining term of the lease. The unfavorable ground lease is amortized over the life of the ground lease and recorded as a reduction to the ground lease expense.

In determining the value of in-place leases, management considers current market conditions and costs to execute similar leases in arriving at an estimate of the carrying costs during the expected lease-up period from vacant to existing occupancy. In estimating carrying costs, management includes real estate taxes, insurance, other operating expenses, estimates of lost rental revenue during the expected lease-up periods and costs to execute similar leases including leasing commissions, legal and other related costs based on current market demand. The value assigned to in-place leases and tenant relationships is amortized over the estimated remaining term of the leases. If a lease were to be terminated prior to its scheduled expiration, all unamortized costs relating to that lease would be written-off.

Deferred Costs

The Company defers costs incurred associated with the issuance of its debt obligations. Deferred financing costs are presented as deductions from the carrying value of the related debt obligation in the balance sheet and are amortized as a component of interest expense using the straight-line method, which approximates the effective interest method, over the terms of the respective financing agreements.

F-21

Regal 286 Lenox LLC

(A Delaware Limited Liability Company)

Notes to Financial Statements

December 31, 2021 and 2020

(Continued)

NOTE 2 –	SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

Revenue Recognition

The Company’s revenues are primarily derived from rental income earned under operating leases with tenants, which fall under the scope of Leases (Topic 840). The Company recognizes the effects of any scheduled rent increases, rent abatements and prepayments on a straight-line basis over the term of the lease. This requires that rental income be recognized in equal annual amounts over the term of the lease. Deferred rent receivable represents the cumulative effect of straight-lining leases and is computed as the difference between income accrued on a straight-line basis and contractual rental payments.

Reimbursement Income

Leases provide for reimbursement to the Company of real estate taxes, which are recognized as earned. The Company plans to elect the lessor practical expedient upon the effective date of Accounting Standards Update (“ASU”) 2016-02. Under this expedient the Company anticipates combining the lease components and non-lease components and, as such, will account for the combined components under ASU 2016-02.

Income Taxes

No provision or benefit for income tax has been included in these financial statements because taxable income or loss passes through to, and is reportable by, the Member.

The tax positions of the Company are assessed to determine whether a tax position is more-likely-than-not to be sustained upon examination, including resolution of any related appeals or litigation processes, based on the technical merits of the position. For tax positions meeting the more-likely-than-not threshold, the tax amount recognized in the financial statements is reduced by the largest benefit with a greater than 50% likelihood of being realized upon ultimate settlement with the relevant taxing authority. The Company has assessed the federal and state tax positions and has concluded that there are no material uncertain tax liabilities to be recognized or disclosed.

F-22

Regal 286 Lenox LLC

(A Delaware Limited Liability Company)

Notes to Financial Statements

December 31, 2021 and 2020

(Continued)

NOTE 2 –	SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

Accounting for Derivative Instruments and Hedging Activities

The Company recognizes all derivative instruments as either assets or liabilities on the balance sheets and measures these instruments at fair value, which permits the Company to designate derivative instruments as being used to hedge changes in fair value or changes in cash flows. As of December 31, 2021 and 2020, no hedge designation was specified for the Company’s interest rate swap. The interest rate swap is used to manage the Company’s exposure to interest rate volatility. The Company does not enter into derivative contracts for trading or speculative purposes and enters into contracts with major financial institutions, in good standing. The fair value of the interest rate swap was valued using quotes received from the existing counterparty. The fair value of the derivative instrument is recorded in liabilities on the balance sheets and changes in fair value are recorded on the statements of operations.

Fair Value Measurements

The fair value hierarchy prioritizes the inputs to valuation techniques used to measure fair value. The hierarchy gives the highest priority to unadjusted quoted prices in active markets for identical assets or liabilities (Level 1 measurements) and the lowest priority to unobservable inputs (Level 3 measurements). The three levels of the fair value hierarchy are described below:

Level 1	Inputs to the valuation methodology are unadjusted quoted prices for identical assets or liabilities in active markets that the Company has the ability to access.

Level 2	Inputs to the valuation methodology include:

●	Quoted prices for similar assets or liabilities in active markets
●	Quoted prices for identical or similar assets or liabilities in inactive markets
●	Inputs other than quoted prices that are observable for the asset or liability
●	Inputs that are derived principally from or corroborated by observable market data by correlation or other means

If the asset or liability has a specified (contractual) term, the Level 2 input must be observable for substantially the full term of the asset or liability.

Level 3	Inputs to the valuation methodology are unobservable and significant to the fair value measurement.

The asset’s or liability’s fair value measurement level within the fair value hierarchy is based on the lowest level of any input that is significant to the fair value measurement. Valuation techniques used need to maximize the use of observable inputs and minimize the use of unobservable inputs.

F-23

Regal 286 Lenox LLC

(A Delaware Limited Liability Company)

Notes to Financial Statements

December 31, 2021 and 2020

(Continued)

NOTE 2 –	SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

Fair Value Measurements (Continued)

The methods described above may produce a fair value calculation that may not be indicative of net realizable value or reflective of future fair values. Furthermore, while the Company believes its valuation methods are appropriate and consistent with other market participants, the use of different methodologies or assumptions to determine the fair value of certain financial instruments could result in a different fair value measurement at the reporting date.

New Accounting Pronouncement

In February 2016, the Financial Accounting Standards Board (the “FASB”) issued ASU 2016-02, as amended, Leases (Topic 842). ASU 2016-02 requires all lessees to record a lease liability at lease inception, with a corresponding right of use asset, except for short-term leases. Lessor accounting will not be fundamentally changed. Additionally, ASU 2016-02 requires that the Company capitalize, as initial direct costs, only those costs that are incurred due to the execution of a lease. ASU 2016-02 is effective for the Company’s financial statements for the year ending December 31, 2021. The Company is currently evaluating the impact of Topic 842 on its financial statements.

NOTE 3 –	REAL ESTATE

On March 13, 2020, the Company acquired the Property for a purchase price of $10,200,000 plus closing costs of $629,990. The table below summarizes the allocation of the purchase price and capitalized acquisition costs of the Property:

Amount
Leasehold improvements	$9,772,215
Origination value of acquired leases	1,343,415
Acquired unfavorable ground leases	(285,640)

Total	$10,829,990

F-24

Regal 286 Lenox LLC

(A Delaware Limited Liability Company)

Notes to Financial Statements

December 31, 2021 and 2020

(Continued)

NOTE 3 –	REAL ESTATE (Continued)

Real estate, net consisted of the following as of December 31, 2021 and 2020:

	2021	2020
Leasehold improvements	$9,772,215	$9,772,215
Less accumulated depreciation	(437,714)	(193,408)

Real estate, net	$9,334,501	$9,578,807

Depreciation expense for the year ended December 31, 2021 and the period from March 13, 2020 (commencement of operations) through December 31, 2020 was $244,306 and $193,408, respectively.

NOTE 4 –	MORTGAGE NOTE PAYABLE

On March 13, 2020, the Company entered into a loan agreement with Republic First Bank whereby it borrowed $7,000,000 at an interest rate of 3.75% per annum calculated on a 360-day year through April 1, 2025 (the “Mortgage”). The Mortgage was interest only, and was secured by the Property. The Mortgage was fully paid on December 31, 2020. Amortization of deferred financing costs for the period from March 13, 2020 (commencement of operations) through December 31, 2020 amounted to $26,970, which was included in interest expense on the accompanying statements of operations. The remaining unamortized deferred financing costs of $144,786 were written-off and included in loss on debt extinguishment on the accompanying statements of operations. Interest expense related to the Mortgage amounted to $213,646 for the period from March 13, 2020 (commencement of operations) through December 31, 2020.

On December 31, 2020, the Company entered into a new loan agreement with TD Bank, whereby it borrowed $7,000,000 at an interest rate equal to the sum of the one-month London Interbank Offered Rate (“LIBOR”) plus 1.8% (the “New Mortgage”). The New Mortgage is secured by the Property and requires interest and principal payments on the tenth day of each month. The principal balance, along with unpaid interest, is due on January 10, 2026. The New Mortgage requires the Company to maintain a loan-to-value ratio of 62% and a debt yield of (i) 8.75% up to and including December 31, 2021 and (ii) 9.00% thereafter, calculated annually as of December 31 of each year, as defined by the New Mortgage. Interest expense related to the New Mortgage amounted to $136,417 and $378 for the year ended December 31, 2021 and the period from March 13, 2020 (commencement of operations) through December 31, 2020, respectively. At December 31, 2021 and 2020, $13,727 and $3,407 of accrued interest and prepaid interest, respectively, was included in accrued interest and prepaid expenses and other assets, respectively, on the balance sheets.

The New Mortgage is guaranteed by related parties of the Company for the Guaranteed Obligations, as defined.

F-25

Regal 286 Lenox LLC

(A Delaware Limited Liability Company)

Notes to Financial Statements

December 31, 2021 and 2020

(Continued)

NOTE 4 –	MORTGAGE NOTE PAYABLE (Continued)

The Company purchased a derivative financial instrument (the “Swap”) effective December 31, 2020, to reduce its exposure to changes in the variable interest rate of the New Mortgage. The Swap has an original notional value of $7,000,000 and will expire on January 10, 2026. Under the terms of the Swap, the Company will be charged for the incremental interest cost should the LIBOR be less than 0.541% and reimbursed for the incremental interest cost should the LIBOR exceed 0.541%. For the year ended December 31, 2021 and the period from March 13, 2020 (commencement of operations) through December 31, 2020, the Company recorded net settlement payments on the Swap of $30,687 and $0, respectively, which were included in interest expense on the accompanying statements of operations. As of December 31, 2021 and 2020, the fair value of the Swap liability was $149,035 and $69,803, respectively. The change in the fair value of the Swap has been recorded as unrealized loss on interest rate swap and is included on the accompanying statements of operations. The Company is subject to certain credit risks should the counterparty not perform under the agreement. The total credit risk to the Company is the replacement cost of the interest rate swap at current market interest rates.

The annual estimated principal payments required by the New Mortgage for each of the next five years and in the aggregate thereafter are as follows:

Year Ending December 31,	Amount
2022	$212,230
2023	217,323
2024	222,117
2025	227,867
2026	5,930,023

$6,809,560

The components of deferred financing costs as of December 31, 2021 and 2020 are summarized as follows and are presented as deductions from the mortgage note payable:

	2021	2020
Deferred financing costs	$89,480	$90,008
Less accumulated amortization	(17,748)	-

Deferred financing costs, net	$71,732	$90,008

Amortization expense for the year ended December 31, 2021 and the period from March 13, 2020 (commencement of operations) through December 31, 2020 was $17,748 and $26,970, respectively.

F-26

Regal 286 Lenox LLC

(A Delaware Limited Liability Company)

Notes to Financial Statements

December 31, 2021 and 2020

(Continued)

NOTE 5 –	GROUND LEASE COMMITMENT

The Property is subject to an existing ground-lease agreement expiring on July 30, 2115. As of December 31, 2021, the terms of the lease require minimum annual payments for the next five years and thereafter as follows:

Year Ending December 31,	Amount
2022	$480,000
2023	480,000
2024	480,000
2025	480,000
2026	500,000
Thereafter	117,493,066

$119,913,066

The Company is required to pay all taxes, assessments, water and sewer, utility charges, and other amounts, which can be assessed, levied, confirmed, imposed upon or become a lien on the Property.

NOTE 6 –	IDENTIFIED INTANGIBLE ASSETS AND LIABILITIES

The origination value of acquired leases are amortized on a straight-line basis over the remaining terms of the leases, or 113 to 118 months.

Origination value of acquired leases
	December 31, 2021	December 31, 2020
Origination value of acquired leases	$1,343,415	$1,343,415
Accumulated amortization	(255,238)	(112,780)

Net	$1,088,177	$1,230,635

F-27

Regal 286 Lenox LLC

(A Delaware Limited Liability Company)

Notes to Financial Statements

December 31, 2021 and 2020

(Continued)

NOTE 6 –	IDENTIFIED INTANGIBLE ASSETS AND LIABILITIES (Continued)

Amortization of origination value of acquired leases resulted in an increase in depreciation and amortization expense of $142,458 and $112,780 for the year ended December 31, 2021 and the period from March 13, 2020 (commencement of operations) December 31, 2020, respectively. The estimated annual amortization of origination value of acquired leases for each of the five succeeding years is as follows:

Year	Amount
2022	$142,458
2023	142,458
2024	142,458
2025	142,458
2026	142,458
Thereafter	375,887

$1,088,177

The acquired unfavorable ground lease is amortized on a straight-line basis over the remaining term of the lease.

Unfavorable ground lease
	December 31, 2021	December 31, 2020
Acquired unfavorable ground lease	$(285,640)	$(285,640)
Accumulated amortization	5,368	2,372

Net	$(280,272)	$(283,268)

F-28

Regal 286 Lenox LLC

(A Delaware Limited Liability Company)

Notes to Financial Statements

December 31, 2021 and 2020

(Continued)

NOTE 6 –	IDENTIFIED INTANGIBLE ASSETS AND LIABILITIES (Continued)

Amortization of acquired unfavorable ground lease resulted in a decrease in ground lease expense of $2,996 and $2,372 for the year ended December 31, 2021 and the period from March 13, 2020 (commencement of operations) through December 31, 2020, respectively. The estimated annual amortization of acquired unfavorable ground lease for each of the five succeeding years is as follows:

Year	Amount
2022	$(2,996)
2023	(2,996)
2024	(2,996)
2025	(2,996)
2026	(2,996)
Thereafter	$(265,292)

$(280,272)

NOTE 7 –	LEASES

Future minimum rentals to be received under non-cancelable operating leases in effect at December 31, 2021 for each of the succeeding five years and thereafter are as follows:

Year ending December 31,
2022	$1,229,476
2023	1,242,795
2024	1,286,084
2025	1,395,154
2026	1,410,378
Thereafter	3,934,778
$10,498,665

The preceding future minimum rental payments do not include option or renewal periods.

The Property was 100% occupied by three tenants, which accounted for 45%, 33% and 22%, respectively, of rental revenue during the year ended December 31, 2021, and 45%, 37% and 18%, respectively, of rental revenue during the period from March 13, 2020 (commencement of operations) through December 31, 2020, all of which have leases terminating in 2029.

F-29

Regal 286 Lenox LLC

(A Delaware Limited Liability Company)

Notes to Financial Statements

December 31, 2021 and 2020

(Continued)

NOTE 8 –	FAIR VALUES OF FINANCIAL INSTRUMENTS

The following table sets forth by level, within the fair value hierarchy, the Company’s liabilities and assets at fair value as of December 31, 2021 and 2020:

	December 31, 2021
	Level 1	Level 2	Level 3	Total
Interest rate derivative liability	$-	$(149,035)	$-	$(149,035)

	December 31, 2020
	Level 1	Level 2	Level 3	Total
Interest rate derivative liability	$-	$(69,803)	$-	$(69,803)

NOTE 9 –	RELATED PARTY TRANSACTIONS

Acquisition Fees

RCA earned an acquisition fee equal to 2% of the Property’s purchase price which amounted to $204,000. The acquisition fee was included in acquisition costs and allocated to acquired tangible and intangible assets and liabilities (Note 3).

Property Management Fees

The Company engaged Regal Property Management LLC (“Regal”), a related party affiliated through certain members, as operator and manager of the Property. Commencing March 13, 2020, Regal earns a management fee equal to 3% of annual gross income, as provided. For the year ended December 31, 2021 and the period from March 13, 2020 (commencement of operations) through December 31, 2020, the Company incurred management fees of $35,605 and $29,513, respectively. Unpaid management fees amounted to $6,111 and $13,002 as of December 31, 2021 and 2020, respectively, and are included in accounts payable, accrued expenses and other liabilities on the balance sheets.

Note Payable

On March 13, 2020, the Company entered into an interest-free loan agreement with Elyahu Cohen, a related party through Regal, whereby it borrowed $850,000 maturing on April 1, 2025 (the “Related-Party Loan”). The Related-Party Loan was held in Republic First Bank in accordance with the certain cash collateral agreement. The Related-Party Loan was paid off in January 2021.

F-30

Regal 286 Lenox LLC

(A Delaware Limited Liability Company)

Notes to Financial Statements

December 31, 2021 and 2020

(Continued)

NOTE 10 –	COMMITMENTS AND CONTINGENCIES

The extent of the impact of the coronavirus (“COVID-19”) outbreak on the operational and financial performance of the Company’s real estate will depend on future developments, including the duration of the outbreak and the impact of COVID-19 on the financial markets and the overall economy as well as on the overall demand for leased space, including retail establishments, all of which are still highly uncertain and cannot be predicted. If the financial markets and/or the overall economy continue to remain impacted for an extended period, the Company’s results may be materially adversely affected. As of the date of this report, COVID-19 has not had a material impact to the Company’s operations or financial performance as the Company has not experienced any material tenant defaults, early terminations or collection issues, however, any future impacts of COVID-19 are highly uncertain and cannot be predicted.

On September 9, 2021, an interest in the Company of up to 49% was listed in an offering circular through 286 Lenox Partners LLC. The transaction is not expected to have a material impact on the Company’s operations.

NOTE 11 –	SUBSEQUENT EVENTS

The Company has evaluated subsequent events through April 25, 2022, the date the financial statements were available to be issued.

F-31

Item 8.	Exhibits

Exhibit Number	Description
2.1	Certificate of Formation for Regal 286 Lenox LLC
2.2	Certificate of Formation for 286 Lenox Partners LLC
2.3	Form of Second Amended and Restated Operating Agreement for 286 Lenox Partners LLC
2.4	Form of Amended and Restated Operating Agreement for Regal 286 Lenox LLC
4.1	Form of Subscription Agreement
6.1	Form of Contribution Agreement
6.2	Form of Issuer Servicing Agreement
6.3	Form of Escrow Agreement
6.4	Child Mind Institute Lease
6.5	Visiting Nurse Services Lease
6.6	Wells Fargo Lease
11.1	Consent of Baker Tilly US, LLP (286 Lenox Partners)*
11.2	Consent of Baker Tilly US, LLP (Regal 286 Lenox)*

* Filed herewith.

9

SIGNATURES

Pursuant to the requirements of Regulation A, the issuer has duly caused this Annual Report to be signed on its behalf by the undersigned, thereto duly authorized, in New York, New York on April 29, 2022.

286 Lenox Partners LLC

By:	/s/ Alexander Smith
Name:	Alexander Smith
Title:	Manager

Regal 286 Lenox LLC

By:	/s/ Alexander Smith
Name:	Alexander Smith
Title:	Manager

Pursuant to the requirements of Regulation A, this Annual Report has been signed below by the following persons on behalf of the issuer in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Alexander Smith	President
Alexander Smith	(Principal Executive Officer and Principal Financial Offier)	April 29, 2022

10